Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MINISO Group Holding Limited:

We consent to the use of our report dated September 11, 2020, with respect to the consolidated statements of financial position of MINISO Group Holding Limited as of July 1, 2018, June 30, 2019 and 2020, the related consolidated statements of profit or loss, profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended June 30, 2019 and 2020, and the related notes incorporated herein by reference.

/s/ KPMG Huazhen LLP

Guangzhou, China
April 16, 2021